CONSENT OF QUALIFIED PERSON

In connection with the Loncor Gold Inc. Annual Report on Form 20-F for the year ended December 31, 2022 and any amendments or supplements and/or exhibits thereto (collectively, the "Form 20-F"), the undersigned consents to:

(i)  the filing and use of the technical report summary dated November 17, 2021 and titled "Technical Report Summary on the Mineral Resources of the Imbo Project in the Democratic Republic of the Congo" (the "TRS"), as an exhibit to and referenced in the Form 20-F;

(ii)  the use of and references to my name, including my status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the TRS and Form 20-F; and

(iii)  any extracts or summaries of the TRS included or incorporated by reference in the Form 20-F, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by my, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 20-F.

Dated: April 28, 2023.

(signed) "Christian Bawah"
Christian Bawah BSc (Hons) Geology, MBA (Finance), MAusIMM (CP), MMCC, FWAIMM, MGhIG Director, Geology and Mineral Exploration Minecon Resources and Services Limited